FOR IMMEDIATE RELEASE
Date: January 27, 2006
CONTACT: Paul Zogas, President (708) 598-9400
MIDLAND CAPITAL HOLDINGS CORPORATION
REPORTS FISCAL 2nd QUARTER EARNINGS
AND DECLARES REGULAR CASH DIVIDEND
     BRIDGEVIEW, ILLINOIS — Midland Capital Holdings Corporation (OTC Bulletin Board: MCPH) (the “Company”) the holding company for Midland Federal Savings and Loan Association (“Midland Federal”) today announced that net income for the quarter ended December 31, 2005 totaled $253,000, or $0.68 per diluted share, compared to net income of $234,000, or $0.63 per diluted share, for the quarter ended December 31, 2004. Net income for the six months ended December 31, 2005 totaled $527,000, or $1.42 per diluted share, compared to net income totaling $473,000, or $1.27 per diluted share, for the six months ended December 31, 2004.
     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.22 per share for the quarter ended December 31, 2005. The dividend will be payable February 16, 2006 to shareholders of record as of February 6, 2006.
     Annualized return on average assets and annualized return on average equity during the quarter ended December 31, 2005 were .76% and 7.84%, respectively compared to .64% and 7.78%, respectively, for the comparable prior year quarter. For the six months ended December 31, 2005, annualized return on average assets and annualized return on average equity were .78% and 8.20%, respectively, compared to .64% and 7.93%, respectively, for the six months ended December 31, 2004.
     Net interest income increased remained stable at $1.3 million in the quarter ended December 31, 2005 as compared to the prior year quarter. The Company’s interest rate spread increased to 3.82% for the quarter ended December 31, 2005 compared to 3.53% in the prior year quarter. The increase in interest rate spread was primarily due to an increase in the Company’s average yield earned on interest earning assets to 5.29% in the current quarter from 4.65% in the prior year quarter. The increase in the average yield earned on interest earning assets offset an increase in the average yield paid on interest costing deposits to 1.47% in the current quarter from 1.12% in the prior year quarter. The increase in interest rate spread was offset by a decrease in average interest earnings assets to $126.5 million for the quarter ended December 31, 2005 compared to $139.2 million for the prior year quarter.

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     For the six months ended December 31, 2005 net interest income increased $86,000 to $2.6 million. The increase in net interest income in the current six month period was primarily the result of an increase in interest rate spread to 3.80% compared to 3.41% in the prior year period.
     Non-interest income decreased $6,000 to $202,000 in the quarter ended December 31, 2005 from $208,000 in the quarter ended December 31, 2004. The primary factors for the decrease in non-interest income in the current quarter were an $18,000 decrease in loan fees and service charges and a $2,000 decrease in commission income offset by a $9,000 increase in deposit related fees and a $6,000 increase in profit on the sale of loans. The decrease in loan fees and service charges is attributed to a decrease in loan origination activity compared to the prior year quarter.
     For the six months ended December 31, 2005 non-interest income increased $36,000 to $467,000 from $431,000 in the prior year period. The primary factors for the increase in non-interest income were a $16,000 gain from additional proceeds received on the sale of Midland Federal’s investment in Intrieve, Incorporated, Midland Federal’s data processing provider, a $13,000 increase in loan fees and service charges, a $9,000 increase in deposit related fees and a $5,000 increase in profit on the sale of loans offset by a $4,000 decrease in commission income. The increase in loans fees and service charges is primarily attributed to an increase in brokered loan activity compared with the prior year period.
     Non-interest expense decreased $34,000 to $1.1 million in the quarter ended December 31, 2005 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $37,000 decrease in staffing costs, a $9,000 decrease in professional fees and a $5,000 decrease in data processing expense offset by a $16,000 increase in computer software and support expense and a $6,000 increase in office occupancy expense. The decrease in staffing costs is primarily attributed to employee benefits expense that was lower than the comparable prior year quarter and a decrease in loan origination commission, due to a decrease in lending volume.
     For the six months ended December 31, 2005 non-interest expense increased $40,000 to $2.3 million compared to the prior year period. The primary factors for the increase in non-interest expense in the current six month period were a $45,000 increase in computer software and support expense, a $9,000 increase in professional fees and an $8,000 increase in staffing costs offset by a $6,000 decrease in office occupancy expense. The increase in computer software and support expense is primarily attributed to computer upgrades and software licensing costs.

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     Non-performing assets were .19% of total assets at December 31, 2005 and consisted of $262,000 in non-performing loans. The allowance for loan losses decreased by $7,000 to $450,000, or .48% of total loans, at December 31, 2005 as a result of net loan charge offs. The Company made no loan loss provisions during the six months ended December 31, 2005. At December 31, 2005 the Company’s ratio of allowance for loan losses to non-performing loans was 171.95% compared to 120.06% at June 30, 2005.
     At December 31, 2005 the Company’s assets totaled $134.5 million, compared to total assets of $139.0 million at June 30, 2005. Net loans receivable decreased $590,000 to $94.2 million at December 31, 2005. Total deposits decreased $4.9 million to $119.9 million at December 31, 2005 from $124.8 million at June 30, 2005. The net decrease in deposits is primarily attributed to increased competition for certificate of deposit accounts from special rate promotions.
     Stockholders’ equity in the Company totaled $13.1 million at December 31, 2005 resulting in a book value per common share of $34.95 based upon 372,600 shares outstanding. At December 31, 2005 Midland Federal’s capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 8.21% and a risk-based capital ratio of 19.25%. Midland Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.
(Selected Consolidated Financial Information follows)

FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL CONDITION DATA:	December 31, 2005	June 30, 2005
	(Unaudited)
Total assets	$134,457,946	138,978,770
Loans receivable, net	94,239,233	94,829,310
Mortgage-backed securities	1,799,857	1,920,221
Cash and cash equivalents	12,844,635	36,709,593
Investment securities	21,177,712	1,310,937
Deposits	119,915,333	124,836,132
Stockholders’ equity	13,023,956	12,696,682

PER SHARE DATA:
Book value per common share at period end	$34.95	$34.08

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to loans receivable, net	.28%	.40%
Non-performing assets to total assets	.19%	.27%
Allowance for loan losses to non-performing loans	171.95%	120.06%
Allowance for loan losses to total loans	.48%	.48%

SELECTED OPERATIONS DATA (Unaudited):	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Total interest income	$1,674,045	1,617,432	3,368,170	3,198,062
Total interest expense	390,907	335,789	767,106	682,937

Net interest income	1,283,138	1,281,643	2,601,064	2,515,125
Provision for loan losses	0	0	0	0

Net interest income after provision for loan losses	1,283,138	1,281,643	2,601,064	2,515,125

Non-interest income	202,019	207,778	467,340	431,162
Non-interest expense	1,101,230	1,135,457	2,269,554	2,229,195

Income before income taxes	383,927	353,964	798,850	717,092
Income tax expense	130,535	120,348	271,609	243,811

Net income	253,392	233,616	527,241	473,281

PER SHARE DATA:
Earnings per basic share	$.68	.63	1.42	1.27
Earnings per diluted share	$.68	.63	1.42	1.27
Dividends declared per common share	$.22	.20	.44	.40

SELECTED OPERATING RATIOS:
Annualized return on average assets	.76%	.64%	.78%	.64%
Annualized return on average equity	7.84%	7.78%	8.20%	7.93%
Annualized operating expenses to average total assets	3.32%	3.11%	3.36%	3.00%
Interest rate spread during the period	3.82%	3.53%	3.80%	3.41%
Net interest margin	4.06%	3.68%	4.03%	3.56%
Average interest-earning assets to average interest-bearing liabilities	119.21%	116.16%	119.45%	115.56%